Exhibit 99.1


                   Medical Staffing Network Holdings
           Announces Results for the Third Quarter of 2003

   BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 6, 2003--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $123.7 million for the third quarter of 2003, which is a decrease of 2.0% from revenues of $126.3 million for the third quarter of 2002. Net income for the third quarter of 2003 was $1.1 million, or $0.04 per diluted share, compared with $6.1 million, or $0.19 per diluted share, for the third quarter of 2002. Neither current nor prior year third quarters were affected by discontinued operations.
   Commenting on the third quarter's results, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., stated, "The Company continues to outperform the rest of the nurse per diem staffing industry during this period of reduced demand for temporary nurse services. Our hospital clients are experiencing lower patient admission rates than had been forecasted and, in an effort to reduce nurse agency usage, are increasing the utilization of full-time staff, leading to additional overtime and higher patient loads. We believe that our industry will rebound as economic factors negatively affecting our clients improve and the current strategy of higher utilization of full-time staff becomes unsustainable. In a recently released report, the Institute of Medicine drew attention to current working conditions for nurses; describing nurses as overburdened with a dulled reaction time due to long hours. Medical Staffing Network has established industry-leading standards for providing quality per diem nurse staffing services. These standards also include granting clients on-line access to individual credentials and, very importantly, the ability to utilize the same per diem nurse in the same facility on a consistent basis. Medical Staffing Network is currently working with independent accreditation bodies, assisting them with their efforts to implement rigorous quality assurance and credentialing standards for the temporary nursing industry. We believe that a large part of our success can be attributed to our industry-leading quality assurance program."
   Adamson continued, "Research made available by the U.S. Department of Health and Human Services, National Center for Health Workforce Analysis, July 2002 report reflects a current shortage of over 100,000 registered nurses nationwide. Demand for more healthcare services, driven by the increase in the baby boomer population, is expected to increase the current shortage of RNs to over 800,000 by 2020. As more nurses choose to leave the full-time workforce, we remain confident that the long-term demand for our services will increase. I am disappointed that we experienced our first ever year-over-year quarterly revenue decline, but I take some degree of comfort that our market share continues to increase. The Company has in place a significant infrastructure, a well earned reputation for high quality services and well thought through growth initiatives, which will ensure that the Company is ideally situated to take advantage of the inevitable recovery in demand. The Company is currently focusing its efforts on facilitating client-driven demand for vendor consolidation. The trend towards vendor consolidation clearly is best facilitated by large, high quality providers. I believe that during this period of consolidation, Medical Staffing Network will continue to increase its market share. While it is correct to say that our current infrastructure is capable of servicing 30-35% more capacity, we are committed to preserving this excess capacity because we believe strongly that demand will increase and the Company must have that infrastructure in place to meet our client's expectations despite the obvious negative impact on earnings."
   Gross profit decreased to $26.5 million for the third quarter of 2003 from $31.7 million during the same period in 2002, or 16.4%, as a result of the decline in revenues and increased cost of services rendered. The gross margin of 21.5% for the third quarter of 2003 was consistent with the second quarter of 2003, but decreased from the gross margin of 25.1% for the third quarter of 2002. The decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals.
   Selling, general and administrative expenses decreased to 15.2% of revenues in the third quarter of 2003 from 16.2% for the second quarter of 2003, but increased from 13.8% for the third quarter of 2002. The sequential decline is primarily attributable to the locations closed in the restructuring initiative completed in the second quarter of 2003. The year-over-year increase is primarily due to the opening of 44 branch-in-branch ("BiB") locations in connection with the expansion of the BiB program prior to May 2003, the acquisitions that the Company made in the past year and the decrease in service revenues, partially offset by the locations closed in the restructuring initiative. Corporate and administrative expenses increased to 2.5% of revenues in the third quarter of 2003 compared with 2.2% for the second quarter of 2003 and 1.6% for the third quarter of 2002, primarily due to increased infrastructure associated with the aforementioned acquisitions, and expansion of the BiB program and the decrease in service revenues.
   For the nine months ended September 28, 2003, revenues were $405.2 million, which is an increase of 18.4% over revenues of $342.3 million for the nine months ended September 29, 2002. Income before discontinued operations was $7.1 million, or $0.24 per diluted share, for the nine months ended September 28, 2003, compared with $13.8 million, or $0.49 per diluted share, for the nine months ended September 29, 2002. Net income including discontinued operations was $6.6 million, or $0.22 per diluted share, for the nine months ended September 28, 2003, compared with $14.0 million, or $0.50 per diluted share, for the same prior year period.
   Gross profit increased to $90.6 million for the nine months ended September 28, 2003, from $86.7 million during the same prior year period, or 4.5%, as a result of the increase in revenues, partially offset by increased cost of services rendered. The gross margin of 22.4% for the nine months ended September 28, 2003, decreased from the gross margin of 25.3% for the same prior year period. The decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals.
   Selling, general and administrative expenses increased to 15.2% of revenues for the nine months ended September 28, 2003, from 14.1% for the same nine-month period in 2002, due to the restructuring initiative completed during the second quarter of 2003, the opening of 44 BiB locations in connection with the BiB program and the acquisitions that the Company made in the past year, partially offset by the locations closed in the restructuring initiative that was completed in the second quarter of 2003. Corporate and administrative expenses increased to 2.1% of revenues for the nine months ended September 28, 2003, compared with 1.6% for the same prior year period, primarily due to increased infrastructure associated with the aforementioned acquisitions and expansion of the BiB program.

   Credit Facility Refinancing

   The Company intends to enter into a new credit facility during the fourth quarter of 2003. The proceeds of the new credit facility would be used to extinguish the entire outstanding balance under its existing credit facility. As a result of the planned refinancing of the credit facility, the Company would record a non-cash charge of approximately $3.6 million in the fourth quarter of 2003.

   Earnings Guidance

   The Company has adopted a policy not to provide forward-looking financial guidance since such estimates involve a high degree of uncertainty. Accordingly, the Company has made the decision to no longer provide forward-looking guidance with respect to the Company's anticipated quarterly financial results.

   Conference Call

   The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on November 7, 2003. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.fulldisclosure.com.

   Company Summary

   Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

   This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the Company's ability to enter into contracts with healthcare facility clients on terms attractive to the Company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
              Condensed Consolidated Statements of Income
           (unaudited; in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------  ------------------
                               Sept. 28, Sept. 29, Sept. 28, Sept. 29,
                                 2003      2002      2003       2002
                               --------  --------  --------  --------

Service revenues               $123,686  $126,264  $405,154  $342,319
Cost of services rendered        97,147    94,528   314,552   255,645
                               --------  --------  --------  --------
   Gross profit                  26,539    31,736    90,602    86,674
                               --------  --------  --------  --------

Operating expenses:
 Selling, general
  and administrative             18,733    17,421    61,604    48,246
 Corporate and administrative     3,112     1,973     8,500     5,420
 Depreciation and amortization    1,757     1,267     5,082     3,110
                               --------  --------  --------  --------
   Total operating expenses      23,602    20,661    75,186    56,776
                               --------  --------  --------  --------

Income from operations            2,937    11,075    15,416    29,898
Interest expense, net             1,147       808     3,549     6,467
                               --------  --------  --------  --------

Income before provision for
 income taxes and
 discontinued operations          1,790    10,267    11,867    23,431
Provision for income taxes          693     4,210     4,723     9,609
                               --------  --------  --------  --------

Income before
 discontinued operations          1,097     6,057     7,144    13,822
Income (loss) from
 discontinued operations,
  net of taxes                     --        --        (506)      145
                               --------  --------  --------  --------

Net income                        1,097     6,057     6,638    13,967
Dividends on convertible
 preferred stock                   --        --        --       3,099
                               --------  --------  --------  --------

Income available to
 common stockholders             $1,097    $6,057    $6,638   $10,868
                               ========  ========  ========  ========

Basic income before
 discontinued operations          $0.04     $0.20     $0.24     $0.59
Discontinued operations            --        --       (0.02)     0.01
                               --------  --------  --------  --------
Basic net income per share        $0.04     $0.20     $0.22     $0.60
                               ========  ========  ========  ========

Diluted income before
 discontinued operations          $0.04     $0.19     $0.24     $0.49
Discontinued operations            --        --       (0.02)     0.01
                               --------  --------  --------  --------
Diluted net income per share      $0.04     $0.19     $0.22     $0.50
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
  Basic                          30,199    30,090    30,184    18,199
  Diluted                        30,618    31,402    30,816    27,766

Operating Statistics:
Hours worked
Related to
 continuing operations            2,857     3,211     9,636     9,166
Related to discontinued
 operations                        --           5         1        15
                               --------  --------  --------  --------
Total healthcare professional
 hours worked                     2,857     3,216     9,637     9,181
                               ========  ========  ========  ========


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   Sept. 28,  Dec. 29,
                                                     2003       2002
                                                   --------  --------
                                                 (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                           $8,851    $4,595
 Accounts receivable, net                            79,033    93,780
 Other current assets                                11,103    10,221
                                                   --------  --------
   Total current assets                              98,987   108,596

Furniture, fixtures and office equipment, net        12,299    12,643
Goodwill, net                                       124,792   114,437
Other assets, net                                    11,594    12,407
                                                   --------  --------
   Total assets                                    $247,672  $248,083
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $2,974    $5,149
 Accrued payroll and related liabilities              8,401     9,366
 Current portion of long-term debt                   16,170     8,775
 Other current liabilities                            4,430     4,160
                                                   --------  --------
   Total current liabilities                         31,975    27,450

Long-term debt, net of current portion               55,633    69,225
Other long-term obligations                           7,366     5,740
                                                   --------  --------
   Total liabilities                                 94,974   102,415

Total stockholders' equity                          152,698   145,668
                                                   --------  --------

Total liabilities and stockholders' equity         $247,672  $248,083
                                                   ========  ========

    CONTACT: Medical Staffing Network Holdings, Inc.
             Robert J. Adamson, 561-322-1303